GENERAL RELEASE AND SEVERANCE AGREEMENT

This General Release and Severance Agreement (the “Agreement”), dated as of March 14, 2014, is made and entered into by and between James Sapirstein and Alliqua, Inc. along with any of its parents, predecessors, successors, subsidiaries, affiliates or related companies (collectively “Alliqua”).

For good and valuable consideration, receipt of which is hereby acknowledged, in order to effect a mutually satisfactory and amicable separation of employment from Alliqua and to resolve and settle finally, fully and completely all matters and disputes that now or may exist between them, as set forth below, James Sapirstein and Alliqua agree as follows:

1. Parties and Status. The parties to this Agreement are James Sapirstein, his heirs, representatives, successors and assigns (collectively “Employee”), and Alliqua.

2. Separation from Employment. Effective March 14, 2014 (“Separation Date”), Employee’s employment with Alliqua ceased and he has relinquished all positions, offices, and authority with Alliqua. Employee acknowledges and agrees, except for the payments described hereunder, Employee has no rights to any other wages and other compensation or remuneration of any kind due or owed from Alliqua, including, but not limited, to all wages, reimbursements, bonuses, advances, vacation pay, severance pay, vested or unvested equity or stock options, awards, and any other incentive-based compensation or benefits to which Employee was or may become entitled or eligible.

3. Employment Agreement. The employment agreement between the parties dated September 28, 2012, as amended by the First Amendment to Executive Employment Agreement dated February 4, 2013 (together the “Employment Agreement”) shall terminate forever and no party shall have any further obligation or liability thereunder, except that Employee acknowledges and agrees that Section 6 CONFIDENTIAL INFORMATION (including, without limitation, Confidential Information, Disclosure of Confidential Information and Return of Information) and Section 7 RESTRICTIVE COVENANTS (including, without limitation, Non-Solicitation and Non-Disparagement) of the Employment Agreement, and all provisions thereunder, shall remain in full force and effect in accordance with their terms.

4. Severance Package. In consideration of this Agreement and the release herein, and his compliance with his obligations hereunder, Alliqua will provide Employee with the following: (i) a lump-sum payment in the amount of $210,000, less any applicable taxes and other withholdings, payable within fourteen (14) business days from the Effective Date of this Agreement; (ii) severance payments, in an amount equal to his base salary for six (6) months (the “Severance Period”), less any applicable taxes and other withholdings, to be paid in accordance with Alliqua’s standard payroll practices, commencing on the 60th day following the Separation Date (but shall include all installment amounts that would have been paid during that period); (iii) during the Severance Period, continued healthcare coverage under Alliqua’s group health plan should Employee choose to elect coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), at the same cost imposed on active employees of the Company; and (iv) all outstanding stock options and restricted stock unit awards granted to Employee shall be fully and immediately vested, and the stock options shall remain exercisable for two (2) years following the Separation Date.

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5. Transition Services. Employee agrees to cooperate with Alliqua and perform such services as Alliqua may request relating to the transition of his responsibilities and Alliqua’s matters, files and materials.

6. Release of Claims. For and in consideration of the right to receive the consideration described in Section 4 of this Agreement, Employee fully and irrevocably releases and discharges Alliqua, including all of its affiliates, parent companies, subsidiary companies, employees, owners, directors, officers, principals, agents, insurers, and attorneys from any and all claims arising or existing on, or at any time prior to, the date this Agreement is signed by Employee. Such released claims include, without limitation, claims relating to or arising out of: (i) Employee’s hiring, compensation, benefits and employment with Alliqua, (ii) Employee’s separation from employment with Alliqua, and (iii) all claims known or unknown or which could or have been asserted by Employee against Alliqua, at law or in equity, or sounding in contract (express or implied) or tort, including claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, pregnancy, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, age discrimination claims under the Age Discrimination in Employment Act; the Americans with Disabilities Act; claims under Title VII of the Civil Rights Act of 1964; the Rehabilitation Act; the Equal Pay Act; the Family and Medical Leave Act, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the Sarbanes Oxley Act; the Employee Polygraph Protection Act; the Uniform Services and Employment and Re-Employment Rights Act; the Worker Adjustment Retraining Notification Act; the National Labor Relations Act and the Labor Management Relations Act; the New York State and City Human Rights Laws and any other similar or equivalent state laws; the Pennsylvania Human Relations Act, and any other similar or equivalent state laws; the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, and any other similar or equivalent state laws; and any other federal, state, local, municipal or common law whistleblower protection claim, discrimination or anti-retaliation statute or ordinance; claims arising under the Employee Retirement Income Security Act; claims arising under the Fair Labor Standards Act; or any other statutory, contractual or common law claims. Employee does not release Employee’s right to enforce the terms of this Agreement.

7. Indemnification. Alliqua agrees to indemnify and hold harmless Employee in the manner, and to the extent, required by law, plan or policy.

8. Review and Consultation.  Employee acknowledges that: (a) this Agreement is written in terms and sets forth conditions in a manner which he understands; (b) he has carefully read and understands all of the terms and conditions of this Agreement; (c) he agrees with the terms and conditions of this Agreement; and (d) he enters into this Agreement knowingly and voluntarily.  Employee acknowledges that he does not waive rights or claims that may arise after the date this Agreement is executed, that he has been given twenty-one (21) days from receipt of this Agreement in which to consider whether he wanted to sign it, that any modifications, material or otherwise made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period, and that Alliqua advises Employee to consult with an attorney before he signs this Agreement.  Alliqua agrees, and Employee represents that he understands, that he may revoke his acceptance of this Agreement at any time for seven (7) days following his execution of the Agreement and must provide notice of such revocation by giving written notice to Alliqua, through its counsel Jason Habinsky, Esq. of Haynes and Boone, LLP.  If not revoked by written notice received on or before the eighth (8th) day following the date of his execution of the Agreement, this Agreement shall be deemed to have become enforceable and on such eighth (8th) day (the “Effective Date”).

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9. Confidentiality. Employee agrees that he will keep both the fact of this Agreement and the terms of this Agreement confidential, and will not disclose the fact of this Agreement or the terms of this Agreement to anyone other than the Employee's spouse/registered domestic partner, attorney or accountant/tax advisor, unless otherwise required to under applicable law or regulation after providing reasonable notice in writing to Alliqua and a reasonable opportunity to challenge any such disclosure.

10. Intellectual Property. For the avoidance of any doubt, Employee acknowledges that all writings, inventions, discoveries, and work product of any nature prepared by him individually or jointly within the scope of his employment with Alliqua (“Intellectual Property”) shall be the sole and exclusive property of Alliqua and/or shall otherwise be assigned by Employee to Alliqua.  Employee agrees that he shall return all such Intellectual Property to Alliqua and shall further agree to execute and deliver any documents and instruments requested by Alliqua to enforce any such rights.

11. Non-Disparagement. Employee agrees that Alliqua’s goodwill and reputation are assets of great value to Alliqua and its affiliates which were obtained through great costs, time and effort. Therefore, Alliqua agrees that after the termination of his employment, he shall not in any way, directly or indirectly, whether oral, written or electronic, disparage, libel or defame Alliqua, its beneficial owners or its affiliates, their respective business or business practices, products or services, or employees. Alliqua agrees that it will not knowingly authorize any director, officer or employee to make any statements at any time, whether oral, written or electronic, which disparage, libel or defame Employee.

12. Governing Law/Venue. The parties agree that the Agreement shall be governed by and construed under the laws of the State of New York. In the event of any dispute regarding this Agreement or Employee’s employment, the parties hereby irrevocably agree to submit to the federal and state courts situated in New York, New York, and Employee agrees that he shall not challenge personal or subject matter jurisdiction in such courts.

13. Voluntary. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto. The Parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.

14. Acknowledgment. Employee acknowledges and agrees that the severance payments and other consideration provided herein are consideration to which Employee is not otherwise entitled except pursuant to the terms of this Agreement, and are being provided in exchange for Employee’s compliance with his obligations set forth hereunder.

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15. No Admission of Liability. This Agreement shall not in any way be construed as an admission by Alliqua of any acts of wrongdoing or violation of any statute, law or legal right.

16. Sole Agreement and Severability. Except as set forth herein, this Agreement is the sole, entire and complete agreement of the parties relating in any way to the subject matter hereof. No statements, promises or representations have been made by any party to any other party, or relied upon, and no consideration has been offered, promised, expected or held out other than as expressly set forth herein, provided only that the release of claims in any prior agreement or release shall remain in full force and effect. The covenants contained in this Agreement are intended by the parties hereto as separate and divisible provisions, and in the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE AND SEVERANCE AGREEMENT INCLUDES A RELEASE OF ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, AGAINST ALLIQUA.

ALLIQUA, INC.		JAMES SAPIRSTEIN

By:	/s/Brian Posner	/s/ James Sapirstein

Title:	Chief Financial Officer	Date:	March 14, 2014

Date:	March 14, 2014

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